Exhibit 99.1

               Oil States Announces Fourth Quarter 2003 Earnings

    HOUSTON, Feb. 2 /PRNewswire-FirstCall/ -- Oil States International, Inc. (NYSE: OIS) today reported net income of $9.6 million, or $0.19 per diluted share, for the quarter ended December 31, 2003 compared to net income of $11.5 million, or $0.23 per diluted share, in the fourth quarter of 2002. Reported net income included the effects of a $1.2 million after-tax charge related to a debt refinancing completed in the fourth quarter of 2003. Without this one-time charge, Oil States would have reported net income of $10.8 million, or $0.22 per diluted share, for the quarter.

    In the fourth quarter of 2003, the Company generated $197.4 million of revenues and $21.0 million of EBITDA (defined as net income plus interest, taxes, depreciation and amortization) compared to $160.8 million and $22.8 million, respectively, in the fourth quarter of 2002.(A) North American drilling activity increased 34.3% year-over-year which benefited several business lines. Oil States' revenues for the quarter increased 22.7% from the year prior. However, EBITDA decreased 7.9% as consolidated EBITDA margin fell from 14.2% in the fourth quarter of 2002 to 10.6% in the fourth quarter of 2003. The margin decline was the result of unfavorable product mix at Offshore Products, integration costs incurred in connection with acquisitions and the continued lack of high margin US offshore activity.

    The Company's effective tax rate for the fourth quarter of 2003 was 9.5% compared to an effective tax rate of 22.3% in the fourth quarter of 2002. The 9.5% fourth quarter rate brings the 2003 annualized effective rate to 24.25% which was reduced from the previously estimated annualized effective rate of 27.5% primarily to reflect reductions in Canadian statutory rates and US state taxes. Capital expenditures during the fourth quarter of 2003 totaled
$14.5 million.

    For the year ended December 31, 2003, the Company reported net income of $44.4 million, or $0.90 per diluted share, including the effect of the debt refinancing charge, on revenues of $723.7 million and EBITDA of $94.1 million. For the corresponding period in 2002, the Company reported net income of $39.7 million, or $0.81 per diluted share, on revenues of $616.8 million and $78.7 million of EBITDA.

    BUSINESS SEGMENT RESULTS

    Well Site Services

    In the fourth quarter of 2003, Well Site Services generated revenues of $67.8 million and EBITDA of $13.6 million compared to revenues of $48.1 million and EBITDA of $11.3 million in the fourth quarter of 2002.
These results represent a 40.9% year-over-year increase in revenues and a 20.1% increase in EBITDA. Well Site Services benefited from increased activity in its accommodations and land drilling businesses. Oil States' accommodations business experienced a year-over-year increase in revenues and EBITDA of 76.9% and 71.5% due to a higher level of activity in Canada, the effects of a stronger Canadian dollar and increased international contributions. Land drilling's revenues and EBITDA increased in the fourth quarter of 2003 by 24.0% and 102.6%, respectively, compared to the fourth quarter of 2002 due to improved utilization, slightly improved pricing and increased drilling efficiency. Well Site Services also benefited from three rental tool acquisitions completed in the third and fourth quarters of 2003. These improved results were partially offset by decreased profitability in hydraulic workover services and rental tools which were negatively impacted by the weak Gulf of Mexico market.

    Offshore Products

    Offshore Products generated revenues of $57.8 million and EBITDA of $6.8 million in the fourth quarter of 2003 compared to revenues of $55.9 million and EBITDA of $9.6 million in the fourth quarter of 2002. The year-over-year decrease in EBITDA of 29.0% was the result of a decrease in gross margins from 29.8% in the fourth quarter of 2002 to 21.0% in the fourth quarter of 2003. Oil States experienced a decline in gross margin at several of the Offshore Products business lines, the most significant of which was in its lifting and mooring equipment business. The fourth quarter results were also negatively impacted by $0.8 million of pre-tax, integration costs related to the fourth quarter 2003 acquisition of an elastomer molding product line and the consolidation of manufacturing facilities in Houston. Offshore Products' backlog was $62.6 million at December 31, 2003 compared to $72.9 million at September 30, 2003 and $100.1 million at December 31, 2002.

    Tubular Services

    During the fourth quarter of 2003, Tubular Services generated revenues of $71.7 million and EBITDA of $2.1 million compared to revenues of $56.8 million and EBITDA of $3.5 million in the fourth quarter of 2002. Tubular Services' revenues increased 26.3% on a year-over-year basis, benefiting from the 31.1% increase in US drilling activity in the fourth quarter of 2003. As a result, Tubular Services shipped approximately 81,700 tons of OCTG in the fourth quarter of 2003, a 44.1% increase from the 56,700 tons shipped in the fourth quarter of 2002. Gross margin for Tubular Services was 5.6% in the fourth quarter of 2003 compared to 8.8% in the fourth quarter of 2002. The gross margin in the fourth quarter of 2002 was favorably impacted by a very profitable, non-recurring order. OCTG inventory at December 31, 2003 was $64.5 million compared to $72.7 million at September 30, 2003 and $60.4 million at December 31, 2002. As of December 31, 2003, approximately 58% of Oil States' OCTG inventory was committed to customer orders.

    "The fourth quarter saw strong activity in Canada and on land in the US, which positively impacted our Well Site Services and Tubular Services business segments," stated Douglas E. Swanson, Oil States' President and Chief Executive Officer. "These improved North American land results were partially offset by the Gulf of Mexico offshore market which remained depressed, hampering our workover and rental tool operations' results. Offshore Products' fourth quarter results were down from the record results posted over the previous six quarters. Looking forward, we expect 2004 to be a record year in Canada which will benefit our Well Site Services segment. Well Site Services and Tubular Services will also benefit from expected high levels of land activity in the US. Given our year-end backlog and the current visibility of large offshore development projects, we expect Offshore Products to be sequentially down in 2004."

    Oil States International, Inc. is a diversified solutions provider for the oil and gas industry. With locations around the world, Oil States is a leading manufacturer of products for deepwater production facilities and subsea pipelines, and a leading supplier of a broad range of services to the oil and gas industry, including production-related rental tools, work force accommodations and logistics, oil country tubular goods distribution, hydraulic workover services and land drilling services. Oil States is organized in three business segments -- Offshore Products, Tubular Services and Well Site Services, and is publicly traded on the New York Stock Exchange under the symbol OIS.

    For more information on the Company, please visit Oil States
International's website at www.oilstatesintl.com .

    The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the "Business" section of the Form 10-K for the year ended December 31, 2002 filed by Oil States with the SEC on March 13, 2003.

                         Oil States International, Inc.
                            Statements of Operations
                    (in thousands, except per share amounts)
                                   (unaudited)

                                     Three Months Ended    Twelve Months Ended
                                         December 31,          December 31,
                                       2003       2002       2003       2002

     Revenue                        $197,370   $160,814   $723,681   $616,848
     Costs and expenses:
       Cost of sales                 161,460    123,454    573,114    487,053
       Selling, general and
        administrative                15,672     14,903     57,710     51,791
       Depreciation and
        amortization                   7,558      6,441     27,905     23,312
       Other expense / (income)         (217)       200       (215)       132
     Operating income                 12,897     15,816     65,167     54,560

     Interest income                      70        114        389        469
     Interest expense                 (2,910)    (1,690)    (7,930)    (4,863)
     Other income                        519        513      1,028        867
       Income before income taxes     10,576     14,753     58,654     51,033
     Income tax expense               (1,001)    (3,292)   (14,222)   (11,357)
       Net income applicable to
        common stock                  $9,575    $11,461    $44,432    $39,676

     Net income per common share
       Basic                           $0.20      $0.24      $0.92      $0.82
       Diluted                         $0.19      $0.23      $0.90      $0.81

     Average shares outstanding
       Basic                          48,688     48,342     48,529     48,286
       Diluted                        49,406     49,083     49,215     48,890

     Segment Data:
     Revenues
       Well Site Services            $67,777    $48,095   $256,060   $209,842
       Offshore Products              57,847     55,911    231,897    190,638
       Tubular Services               71,746     56,808    235,724    216,368
     Total Revenues                 $197,370   $160,814   $723,681   $616,848

     EBITDA (A)
       Well Site Services            $13,606    $11,326    $57,513    $44,166
       Offshore Products               6,788      9,559     35,668     33,619
       Tubular Services                2,136      3,515      6,755      6,550
       Corporate / Other              (1,556)    (1,630)    (5,836)    (5,596)
     Total EBITDA                    $20,974    $22,770    $94,100    $78,739

     Operating Income / (Loss)
       Well Site Services             $7,819     $6,904    $37,245    $27,372
       Offshore Products               4,650      7,745     27,850     27,249
       Tubular Services                1,998      2,864      5,949      5,442
       Corporate / Other              (1,570)    (1,697)    (5,877)    (5,503)
     Total Operating Income          $12,897    $15,816    $65,167    $54,560

                         Oil States International, Inc.
                           Consolidated Balance Sheets
                                 (in thousands)
                                   (unaudited)

                                             Dec. 31,    Sep. 30,    Dec. 31,
                                               2003        2003        2002
     Assets
       Current assets
         Cash                                $19,318     $15,001     $11,118
         Accounts receivable                 137,484     135,462     116,875
         Inventory                           121,319     132,584     118,338
         Prepaid and other current assets      9,956       6,958       9,475
           Total current assets              288,077     290,005     255,806
       Property, plant and equipment, net    194,136     179,704     167,146
       Goodwill                              224,054     217,525     213,051
       Other long term assets                 10,919       8,838       8,213

     Total assets                           $717,186    $696,072    $644,216

     Liabilities and stockholders' equity
       Current liabilities
         Accounts payable and accrued
          liabilities                        $89,243     $92,263     $84,049
         Income taxes payable                  3,020       5,700       1,229
         Current portion of long term debt       873         841         913
         Deferred revenue                      4,784       7,885       8,949
         Other current liabilities               937         841       1,402
           Total current liabilities          98,857     107,530      96,542
       Long term debt                        136,246     126,369     133,292
       Deferred income taxes                  19,411      19,859      18,303
       Postretirement healthcare and
        other benefits                         2,662       2,739       5,280
       Other liabilities                       4,899       4,393       3,220
           Total liabilities                 262,075     260,890     256,637

       Stockholders' equity
         Common stock                            492         486         485
         Additional paid-in capital          333,855     328,605     327,801
         Retained earnings                   108,818      99,243      64,386
         Accumulated other comprehensive
          income/(loss)                       12,289       7,189      (4,921)
         Treasury stock                         (343)       (341)       (172)
           Total stockholders' equity        455,111     435,182     387,579

     Total liabilities and stockholders'
      equity                                $717,186    $696,072    $644,216

                         Oil States International, Inc.
                 Additional Quarterly Segment and Operating Data
                                   (unaudited)

                                               Three Months Ended December 31,
                                                   2003               2002

     Additional Well Site Services
      Financial Data ($ in thousands)
       Revenues
         Accommodations                          $39,166            $22,146
         Hydraulic Workover Services               7,507              6,550
         Rental Tools                             11,507             11,658
         Land Drilling                             9,597              7,741
       Total Revenues                            $67,777            $48,095

       EBITDA (A)
         Accommodations                           $7,043             $4,107
         Hydraulic Workover Services                 513                918
         Rental Tools                              3,102              4,846
         Land Drilling                             2,948              1,455
       Total EBITDA                              $13,606            $11,326

       Operating Income
         Accommodations                           $4,569             $2,266
         Hydraulic Workover Services                (369)               128
         Rental Tools                              1,417              3,584
         Land Drilling                             2,202                926
       Total Operating Income                     $7,819             $6,904

     Well Site Services Supplemental
      Operating Data
       Accommodations Operating
        Statistics
         Average Mandays Served                    3,592              3,361
         Average Camps Rented
           Canadian Side-by-Side Camps                25                 12
           US Offshore Steel Buildings
            (10 foot wide)                            84                105

       Hydraulic Workover Services
        Operating Statistics
         Average Units Available                      30                 27
         Utilization                                25.8%              28.6%
         Average Day Rate ($ in
          thousands per day)                       $10.5               $9.2
         Average Daily Cash Margin ($ in
          thousands per day)                        $1.9               $2.9

       Land Drilling Operating
        Statistics
         Average Rigs Available                       15                 14
         Utilization                                91.0%              85.4%
         Implied Day Rate ($ in
          thousands per day)                        $7.6               $7.2
         Implied Daily Cash Margin ($ in
          thousands per day)                        $2.5               $1.6

     Offshore Products Backlog ($ in millions)     $62.6             $100.1

     Tubular Services Operating Data
       Shipments (Tons in thousands)                81.7               56.7
       Quarter end Inventory ($ in thousands)    $64,526            $60,367

                         Oil States International, Inc.
            Reconciliation of GAAP to Non-GAAP Financial Information
                                 (in thousands)
                                   (unaudited)

                                       Three Months Ended     Twelve Months
                                           December 31,     Ended December 31,
                                          2003     2002       2003     2002

     Net income                          $9,575  $11,461    $44,432  $39,676
     Income tax expense                   1,001    3,292     14,222   11,357
     Depreciation and amortization        7,558    6,441     27,905   23,312
     Interest income                        (70)    (114)      (389)    (469)
     Interest expense                     2,910    1,690      7,930    4,863
         EBITDA                         $20,974  $22,770    $94,100  $78,739

    (A) The term EBITDA consists of net income plus interest, taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

SOURCE  Oil States International, Inc.
    -0-                             02/02/2004
    /CONTACT:  Cindy B. Taylor of Oil States International, Inc.,
+1-713-652-0582/
    /Web site:  http://www.oilstatesintl.com /
    (OIS)

CO:  Oil States International, Inc.
ST:  Texas
IN:  OIL
SU:  ERN